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                       Ratio of Earnings to Fixed Charges
                             (dollars in thousands)
                            Interest Coverage Ratios


                                                                    Exhibit 12

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

                                               12 months
                                                 ended
                                             September 30,                       Years ended Dec. 31,
                                                  2000        1999       1998            1997           1996        1995
                                             -------------  --------   --------        ---------      --------    --------

    Income from continuing operations
      before provision for income
      taxes...........................        $286,200      $228,700   $218,882        $223,800       $186,460    $131,812
    Add:
      Interest on long-term debt......        $214,800       176,000    120,275         124,357        126,933     110,227
      Interest on short-term debt and
      other...........................                         9,300     12,260          10,879         18,151      16,847
      Portion of rents representative of
      the interest factor.............        $ 14,075        14,028     14,905          18,395         16,910      15,556
                                             -----------------------------------------------------------------------------
    Income as adjusted................        $515,075      $428,028   $366,322        $377,431       $348,454    $274,442
                                             -----------------------------------------------------------------------------
    Fixed Charges
      Interest on long-term debt......        $214,800      $176,000   $120,275        $124,357       $126,933    $110,227
      Interest on short-term debt.....               0         9,300     12,260          10,879         18,151      16,847
      Portion of rents representative of
      the interest factor.............          14,075        14,028     14,905          18,395         16,910      15,556
                                             -----------------------------------------------------------------------------
      Pre-tax Preference Stock Dividend
      Requirements....................               0             0          0             570          2,100       2,100
                                             -----------------------------------------------------------------------------
    Fixed Charges.....................        $228,875      $199,328   $147,440        $153,631       $161,994    $142,630
                                             -----------------------------------------------------------------------------
    Ratio of Earnings to Fixed Charges            2.25          2.15       2.48            2.46           2.15        1.92
                                             -----------------------------------------------------------------------------
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